EXHIBIT H

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into this [●] of [●], 2011 by and among ORBCOMM Inc., a Delaware corporation (“ORBCOMM”), Alanco Technologies, Inc., an Arizona corporation ("Alanco”), and Mellon Investor Services LLC, a New Jersey limited liability company, as escrow agent [and stock transfer agent] (“Escrow Agent”).

RECITALS

A.           WHEREAS, ORBCOMM, Alanco and StarTrak Systems, LLC ("StarTrak") have entered into that certain Asset Purchase Agreement, dated as of February 23, 2011 (the “APA”), pertaining to the purchase by ORBCOMM of substantially all of the assets of StarTrak;

B.           WHEREAS, pursuant to the APA, this Agreement is entered into to hold shares of the common stock of ORBCOMM  ("ORBCOMM Stock") in escrow to cover any claims by ORBCOMM pursuant to Alanco's and StarTrak's obligations under Sections 9.8 and 9.9 of the APA;

C.           WHEREAS, pursuant to Section 4.1(b)(vi) of the APA, ORBCOMM is to deposit with the Escrow Agent 249,917 shares of ORBCOMM Stock, duly registered in the name of Alanco and to be held by the Escrow Agent in a separate securities escrow account established by the Escrow Agent in book-entry form on the stock transfer books of ORBCOMM with a stop-transfer order, as well as any distributions thereon that may be paid from time to time during the term of this Agreement that are payable in additional shares of ORBCOMM Stock (the “Litigation Escrowed Shares”);

D.           WHEREAS, pursuant to Section 4.1(b)(vii) of the APA, ORBCOMM is to deposit with the Escrow Agent [●]1 shares of ORBCOMM Stock, duly registered in the name of Alanco and to be held by the Escrow Agent in a separate securities escrow account established by the Escrow Agent in book-entry form on the stock transfer books of ORBCOMM
__________________________________

1Valued at $500,000 (based on the 20 day average closing price prior to signing the APA of $3.001) less 50% of the amount of Fuel Sensor Damages (as defined in the APA)
  (i) actuall expended by Alanco or StarTrak from March 2, 2011 through the last day of the month immediately preceding the Closing Date or (ii) acrrued as current liabilities on the Estimated Closing Statement (as defined in the APA).

with a stop-transfer order, as well as any distributions thereon that may be paid from time to time during the term of this Agreement that are payable in additional shares of ORBCOMM Stock (the “Fuel Sensor Escrowed Shares”, and together with the Litigation Escrowed Shares, the "Escrowed Shares");

E.           WHEREAS, pursuant to Section 4.4(b)(iii) of the APA, Alanco is to deposit with the Escrow Agent a standing instruction letter from Alanco instructing the Escrow Agent to transfer the Litigation Escrowed Shares or the Fuel Sensor Escrowed Shares, as applicable, to the name of ORBCOMM when required to pursuant to the terms of this Agreement (the “Instruction Letter”); and

F.           WHEREAS, ORBCOMM and Alanco wish to appoint Mellon Investor Services LLC as Escrow Agent and Mellon Investor Services LLC is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1

1.01           Concurrently with the execution and delivery hereof, ORBCOMM is depositing with Escrow Agent the Escrowed Shares to be held and distributed as hereinafter set forth.  Concurrently with the execution and delivery hereof, Alanco is depositing with Escrow Agent the Instruction Letter.  The Escrowed Shares and the Instruction Letter are collectively referred to herein as the "Escrow Property."  By its signature hereon, Escrow Agent acknowledges receipt of the Escrowed Shares and the Instruction Letter and agrees to hold and dispose of the Escrow Property in accordance with the terms of this Agreement.

1.02           During the duration of this Agreement, Alanco shall retain all rights and privileges of ownership of the Escrowed Shares, including without limitation all voting rights.  Except as expressly provided otherwise herein and unless and until such shares are released from escrow pursuant to any provision of this Agreement, Alanco shall at all times retain and have the full and absolute right to exercise all rights and indicia of ownership with respect to the Escrowed Shares, including, without limitation, voting and consensual rights and all rights to distributions of any kind in respect of the Escrowed Shares; provided, however, that Alanco shall have no right to sell, transfer, pledge or encumber or otherwise dispose of, or agree to dispose of, directly or indirectly, in any manner whatsoever any of the Escrowed Shares.  Escrow Agent shall be under no duty to preserve, protect or exercise rights in the Escrowed Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform such duties on its part as are expressly set forth in this Agreement.

Section 2

2.01           Escrow Agent shall distribute the Escrow Property in accordance with the instructions set forth in:

(a)           a joint notice executed by Appropriate Officers (as hereinafter defined) of both ORBCOMM and Alanco; or

(b)           only as a final alternative, a final court or arbitral order which either is not subject to appeal or for which all rights of appeal have been exhausted or have expired.

For purposes of this Agreement, the term “Appropriate Officers” means those officers of ORBCOMM and Alanco set forth on the respective incumbency certificates of each such party delivered to the Escrow Agent simultaneously with the execution and delivery of this Agreement, as the same may be amended in a notice to each other party from time to time.

2.02           In the event that ORBCOMM incurs or suffers any IGS Damages (as defined in the APA) in connection with the patent infringement action titled Innovative Global Systems LLC v. StarTrak Systems, LLC, et al. (Case No.: 6:10-CV-00327) and currently venued in the United States District Court for the Eastern District of Texas (the "IGS Proceeding") (such event, a "Litigation Distribution Event"), ORBCOMM shall provide written notice (“Litigation Event Notice”) to Escrow Agent and Alanco setting forth a description of the Litigation Distribution Event and the number of shares of ORBCOMM Stock to be distributed from the Litigation Escrowed Shares.  As between ORBCOMM and Alanco, ORBCOMM agrees that the number of shares of ORBCOMM Stock that ORBCOMM will direct the Escrow Agent to release to ORBCOMM from the Litigation Escrowed Shares shall be that number of shares of ORBCOMM Stock equal to 50% of the IGS Damages incurred or suffered by ORBCOMM in such Litigation Distribution Event, such shares of ORBCOMM Stock to be valued at $3.001 per share.  Alanco may deliver written notice (“Litigation Objection Notice”) to each of ORBCOMM and Escrow Agent setting forth its objection (including the reasons therefor and the amounts objected to) to the Litigation Distribution Event within ten (10) days following its receipt of the Litigation Event Notice.  If no Litigation Objection Notice is timely received or Alanco timely delivers a Litigation Objection Notice objecting to an amount less than the full amount set forth in the Litigation Event

Notice, Escrow Agent shall, pursuant to the Instruction Letter, distribute that number of shares of ORBCOMM Stock from the Litigation Escrowed Shares to ORBCOMM as directed in the Litigation Event Notice and not disputed in a Litigation Objection Notice, if any (not to exceed the number of shares of ORBCOMM Stock comprising the Litigation Escrowed Shares at the time of such Litigation Event Notice).  If Escrow Agent and ORBCOMM receive a timely Litigation Objection Notice as set forth herein, except as set forth in the immediately preceding sentence, Escrow Agent shall not make any distribution unless and until otherwise directed as set forth in Section 2.01.

2.03           If the entirety of the Litigation Escrowed Shares shall not have been distributed pursuant to Section 2.01 or Section 2.02 by the date which is 30 Business Days following the final, non-appealable decision or settlement of the IGS Proceeding (the "Litigation Escrow End Date"), Escrow Agent shall distribute the balance of the Litigation Escrowed Shares held by Escrow Agent to Alanco on the next Business Day following the Litigation Escrow End Date, provided there are no pending claims for IGS Damages incurred by ORBCOMM.

2.04           In the event that (i) Aggregate Warranty Expenses (as defined in the APA) exceed $600,000, and (ii) at any such time, any Fuel Sensor Damages (as defined in the APA) have been incurred or suffered during the Measurement Period (as defined in the APA) (a "Fuel Sensor Distribution Event"), ORBCOMM shall have the right to provide written notice (“Fuel Sensor Event Notice”) to Escrow Agent and Alanco setting forth a description of the Fuel Sensor Distribution Event and the number of shares of ORBCOMM Stock to be distributed from the Fuel Sensor Escrowed Shares.  As between ORBCOMM and Alanco, ORBCOMM agrees that the number of shares of ORBCOMM Stock that ORBCOMM will direct the Escrow Agent to release to ORBCOMM from the Fuel Sensor Escrowed Shares shall be (i) that number of shares of ORBCOMM Stock equal to 50% of the Fuel Sensor Damages incurred or suffered during the Measurement Period, but after the Effective Date (as defined in the APA) (excluding the amount of Fuel Sensor Damages that when added to Non-Fuel Sensor Damages (as defined in the APA) equals $600,000), such shares of ORBCOMM Stock to be valued at $3.001 per share, less (ii) the aggregate value of any Fuel Sensor Escrowed Shares previously distributed to ORBCOMM pursuant to this Agreement, such shares valued at $3.001 per share.  Alanco may deliver written notice (“Fuel Sensor Objection Notice”) to each of ORBCOMM and Escrow Agent setting forth its objection (including the reasons therefor and the amounts objected to) to the Fuel Sensor Distribution Event within fifteen (15) days following its receipt of the Fuel Sensor Event Notice.  If no Fuel Sensor Objection Notice is timely received or Alanco timely delivers a Fuel Sensor Objection Notice objecting to an amount less than the full amount set forth in the Fuel Sensor Event Notice, Escrow Agent shall, pursuant to the Instruction Letter, distribute that number of shares of ORBCOMM Stock from the Fuel Sensor Escrowed Shares to ORBCOMM as directed in the Fuel Sensor Event Notice and not disputed in a Fuel Sensor

Objection Notice, if any (not to exceed the number of shares of ORBCOMM Stock comprising the Fuel Sensor Escrowed Shares at the time of such Fuel Sensor Event Notice).  If Escrow Agent and ORBCOMM receive a timely Fuel Sensor Objection Notice as set forth herein, except as set forth in the immediately preceding sentence, Escrow Agent shall not make any distribution unless and until otherwise directed as set forth in Section 2.01.

2.05           If the entirety of the Fuel Sensor Escrowed Shares shall not have been distributed pursuant to Section 2.01 or Section 2.04 by the 15th day following the end of the Measurement Period (the "Fuel Sensor Escrow End Date"), Escrow Agent shall distribute the balance of the Fuel Sensor Escrowed Shares held by Escrow Agent to Alanco on the next Business Day following the Fuel Sensor Escrow End Date, provided there are no pending claims for Fuel Sensor Damages incurred by ORBCOMM.

2.06           Except as specifically set forth in Sections 4 and 13, upon final distributions and disbursement of all of the Escrowed Shares as herein set forth, this Agreement shall terminate and Escrow Agent shall be relieved of all obligations or liability hereunder.

2.07           Notwithstanding anything to the contrary contained in this Agreement, Escrow Agent shall not release or distribute any of the Escrow Property unless and until Escrow Agent: (a) receives a joint notice from ORBCOMM and Alanco as described in Section 2.01(a); (b) is required to do so pursuant to a final court or arbitral order as described in Section 2.01(b); (c) receives a written notice from ORBCOMM pursuant to Section 2.02 and has not received a Litigation Objection Notice as herein provided; (d) receives a written notice from ORBCOMM pursuant to Section 2.04 and has not received a Fuel Sensor Objection Notice as herein provided; (e) is required to do so on the Litigation Escrow End Date pursuant to Section 2.03; or (f) is required to do so on the Fuel Sensor Escrow End Date pursuant to Section 2.05.

2.08           ORBCOMM and Alanco agree to take all such actions and execute and deliver all such documents as are necessary to effectuate the intent and purpose of this Section 2, including if necessary, the delivery by Alanco of additional instruction letters or stock powers duly executed in blank and any other documents that are necessary to transfer to ORBCOMM good and marketable title to the shares of ORBCOMM Stock that may be released to ORBCOMM from the Litigation Escrowed Shares or the Fuel Sensor Escrowed Shares, as applicable, pursuant to this Section 2.

Section 3

The acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties and liabilities of Escrow Agent:

(a)           It is understood and agreed that the duties of Escrow Agent hereunder are purely ministerial in nature and that it shall not be liable for any error of judgment, fact or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence, each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction.  Escrow Agent’s determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject Escrow Agent to any claim, liability or obligation whatsoever, even if it shall be found that such determination was improper or incorrect, unless Escrow Agent shall have been determined guilty of willful misconduct, bad faith or gross negligence in making such determination by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction.

(b)           Escrow Agent is not a party to and is not bound by the APA.  Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the APA or any other agreement between ORBCOMM and Alanco, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(c)           Escrow Agent acts hereunder as a depositary.  Escrow Agent does not have any interest in the Escrow Property but is serving as escrow holder only and having possession thereof.  Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no duties, responsibilities or obligations shall be implied or inferred.  Escrow Agent is not responsible for or liable in any manner whatsoever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, income, earnings, document, or other item, which is a part of the Escrow Property or for any claim or action by any person firm, corporation, limited liability company or trustee concerning the right or power of any depositor to make any transfer or the validity of the transfer of any part of the Escrow Property to Escrow Agent.  Escrow Agent is also not responsible for or liable in any manner whatsoever for the identity, authority or rights of any person or entity executing and delivering or purporting to execute or deliver any thereof to Escrow Agent.

(d)           Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof.

(e)           Escrow Agent may execute or perform any duty, responsibility or obligation hereunder either directly or through agents, attorneys, accountants or other experts.

(f)           Escrow Agent shall not be liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage.  Any liability of Escrow Agent under this Agreement will be limited in the aggregate to an amount equal to three (3) times the annual fee paid to Escrow Agent as set forth in Exhibit A hereto.

(g)           Escrow Agent is authorized to and may consult with and obtain advice from legal counsel (who may be counsel to a party hereto or an employee of Escrow Agent) in the event any dispute, conflict or question arises as to the construction of any of the provisions hereof or its duties hereunder.  Escrow Agent shall be reimbursed for all costs so incurred in accordance with Section 3 hereof and shall incur no liability and shall be fully protected in taking, suffering or omitting to take any action in reliance on said advice.

(h)           Escrow Agent may engage or be interested in any financial or other transaction with any party hereto or affiliate thereof, and may act on, or as depository, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder.

(i)           Escrow Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(j)           Escrow Agent shall not take instructions or directions except those given in accordance with this Agreement.

(k)           Escrow Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).

(l)           Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distribution, income, interest or earnings thereon.

(m)           Escrow Agent may but shall not be required to defend itself in any legal proceedings which may be instituted against it or it may but shall not be required to, institute legal proceedings in respect to the Escrow Property or any part thereof.

(n)           If at any time, Escrow Agent shall receive ambiguous or conflicting notices, directions, requests, claims, demands, instructions or other communication, paper or document with respect to the Escrow Property or if for any other reason it shall be unable to determine the party or parties entitled to receive the Escrow Property or any part thereof, Escrow Agent may, in its sole discretion (a) initiate an action in interpleader or another appropriate action, suit or proceeding in a court of competent jurisdiction seeking to resolve such dispute or claims and/or (b) deposit the Escrow Property with a court of competent jurisdiction in accordance with Section 8 hereof and interplead the other parties to this Agreement for a determination of the matter and thereupon, Escrow Agent shall stand fully relieved and discharged of any further duties under this Agreement and/or (c) refrain from complying with any claim, notice, instruction, direction, request or other communication, paper or document, so long as such dispute or conflict shall continue, and (in any case) shall be fully protected and shall not be liable in any way to ORBCOMM or Alanco or other person or entity for failure or refusal to comply with such conflicting claims, notices, instructions, directions, requests or communications, papers or documents until Escrow Agent is satisfied, in its sole discretion, that such conflicting claims, notices, instructions, directions, requests, communications, papers or documents have been definitively determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent.

Section 4

(a)           In consideration of its services rendered hereunder, Escrow Agent shall be entitled to a fee as outlined in Exhibit A of $[●] to be paid equally by ORBCOMM and Alanco upon execution of this Agreement.  Further, all of Escrow Agent's out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Agreement, and fees incurred pursuant to Sections 3(g), (m) or (n) of this Agreement shall be paid one-half by ORBCOMM and one-half by Alanco.  The obligations contained in this Section 4(a) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agreement.

(b)           ORBCOMM and Alanco jointly and severally, agree to indemnify, defend, protect, save and keep harmless Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively  the “Indemnitees”), from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses, including without limitation reasonable fees and disbursements of counsel (collectively “Losses”), that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, relating to or arising out of the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, the establishment of the escrow account, the acceptance or administration of the Escrow Property and any payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved and kept harmless to the extent such Loss was proximately caused by its own willful misconduct, gross negligence or bad faith, as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction.  The obligations contained in this Section 4(b) shall survive the termination of this Agreement and the resignation or removal of Escrow Agent.

Section 5

Escrow Agent may resign at any time upon giving ORBCOMM and Alanco 30 days’ prior written notice to that effect.  If Escrow Agent gives such written notice within 90 days after the date hereof, Escrow Agent shall return one-half of the fee described in Section 4 of this Agreement.  In such event, the successor shall be such person, firm or entity as shall be mutually selected by ORBCOMM and Alanco.  It is understood and agreed that such resignation shall not be effective until the earlier of (a) 30 days after Escrow Agent’s written notice of resignation is received by ORBCOMM and Alanco, or (b) a successor agrees to act hereunder and the Escrow Property is transferred if necessary.

Section 6

All notices, instructions, directions, requests or other communications hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with immediate confirmation of receipt thereafter by telephone or otherwise), e-mailed or sent by U.S. registered, certified or express mail, first class postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery.  Any such notice, instruction, direction, request or communication shall be deemed given when so delivered personally, or sent by facsimile transmission (provided confirmation of receipt is received immediately thereafter), or when e-mail confirmation is received if delivered by e-mail; or if sent by express mail or overnight courier, one (1) Business Day after the date of delivery to a U.S. Post Office or the courier service marked for overnight delivery; or if so sent by registered or certified mail, seven (7) days after the date of deposit in the mails; in each case addressed to each party as follows:

(a)           if to ORBCOMM, to

ORBCOMM Inc.
2115 Linwood Avenue, Suite 100
             Fort Lee, NJ 07024
             Attn.:  Christian Le Brun, General Counsel
             Facsimile: (703) 433-6400
             E-mail: lebrun.chris@orbcomm.com

with a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attn.:  Sey-Hyo Lee
Facsimile: (212) 541-5369
E-mail: shlee@chadbourne.com

 (b)           if to Alanco, to

Alanco Technologies, Inc.
15575 North 83rd Way, Suite 3
Scottsdale, Arizona 85260
Attn.:  Chief Financial Officer
Facsimile: (480) 607-1515
             E-mail: john@alanco.com

with a copy to:

Steven P. Oman, Esq.
8664 E. Chama Road
Scottsdale, Arizona 85255
Facsimile: (480) 348-1471
E-mail:  soman@omanlaw.net

(c)           if to Escrow Agent, to

Mellon Investor Services, LLC
Newport Office Center VII
480 Washington Boulevard
Jersey City, NJ 07310
Corporate Actions Department
Attn.:  [Jackie Banks]
Facsimile: (201) 680-4665
E-mail: [●]

with a copy to:

Mellon Investor Services, LLC
Newport Office Center VII
480 Washington Boulevard
Jersey City, NJ 07310
Legal Department
Facsimile:  (206) 674-3059
E-mail: [●]

or to such other address as a party hereto may specify from time to time by notice to each other party given as provided herein.  For purposes of this Agreement, the term “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the States of New Jersey or New York are required or authorized by law to close.

Section 7

This Agreement and the APA contain the entire agreement among ORBCOMM and Alanco with respect to the subject matter hereof.  This Agreement may not be amended, modified or supplemented and no provision hereof may be waived except by an instrument in writing signed by all of the parties hereto.  No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.

Section 8

This Agreement and all amendments, modifications and waivers thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New Jersey.  Each party hereto hereby irrevocably submits to the personal jurisdiction of the state and federal courts located within the State of New Jersey with respect to any action, suit or proceeding relating to or arising from this Agreement.  Each party hereto irrevocably waives (i) any claim or defense based upon improper venue or inconvenient forum with respect to any action, suit or proceeding brought in any such court and (ii) the right to trial by jury in any action, suit or proceeding relating to or arising under this Agreement.  Each party waives personal service of process and consents to the service of process by the manner set forth in Section 6, in addition to any other method of service of process permitted by applicable law.

Section 9

This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or e-mail and any counterpart so executed or delivered shall be deemed to constitute an original and fully effective counterpart of this Agreement.

Section 10

No party may assign either this Agreement or any of its rights, interests or obligation hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Notwithstanding anything in this Agreement to the contrary, any person or entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer business of Escrow Agent may be transferred, shall automatically be Escrow Agent under this Agreement without further act.

Section 11

In the event of any conflict between the terms and provisions of this Agreement and those of the APA, the terms and conditions of this Agreement shall control.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction, provided, however, that if such excluded provision shall effect the rights, immunities, duties or obligations of the Escrow Agent, the Escrow Agent shall be entitled to resign immediately.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

Section 12

Except as expressly provided in Section 4(b), nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the parties hereto any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any assets escrowed hereunder.

Section 13

The parties acknowledge that Escrow Agent does not have any interest in the Escrow Property, but is serving only as escrow holder hereunder.  Without limiting the foregoing, ORBCOMM and Alanco shall be responsible for any taxes relating to the Escrow Property.  ORBCOMM and Alanco will provide Escrow Agent with appropriate forms for tax certifications, as requested by Escrow Agent.  This Section 13 shall survive the termination of this Agreement and the resignation or removal of Escrow Agent.

Section 14

Notwithstanding anything in this Agreement to the contrary, if at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Agent or the Escrow Property (including without limitation orders of attachment or garnishment or levies or injunctions), Escrow Agent is authorized to comply therewith in any manner it deems appropriate, and shall be fully protected from doing so even if such order, judgment, decree, writ or process may be subsequently amended, modified, vacated or otherwise determined to be invalid or without legal force or effect.

Section 15

ORBCOMM and Alanco each represents and warrants, as to itself, that it is a corporation duly organized, validly existing in good standing under its respective jurisdiction of organization. ORBCOMM and Alanco each represents and warrants, as to itself, that (i) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligations and (iii) the execution, delivery and performance by it of this Agreement do not and will not violate or require consent under any of its organizational documents, any law, statute, rule, regulation or ordinance or contract, agreement, instrument, indenture or other undertaking to which it is a party or by which it or its property may be bound.

Section 16

The rights and remedies of Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the [●] day of [●], 2011.

“ORBCOMM”

ORBCOMM INC.

By:           ________________________________
Name:
Title:

“ALANCO”

ALANCO TECHNOLOGIES, INC.

By:           ________________________________
Name:
Title:

“ESCROW AGENT”

MELLON INVESTOR SERVICES LLC

By:	____________________________________

Name:	[Jackie Banks]

Title:	[Senior Event Manager]

Exhibit A
BNY MELLON SHAREOWNER SERVICES
Schedule of Fees
Cash Escrow Agent
Administration and Set-up Fee,                                                                                                                            $[●]

Annual Facility Fee, per Escrow Account                                                                                                                           $[●]

Payable at the start of the subsequent Billing Year, includes:

• Dedicated Administrative Team
• File Application on Multiple Systems
• Daily Balancing/Proofing
• Administrative & Operational Consultative Services
• Interest Compilation & Calculation
• Data Entry & System Updates
• Quality Control
• Check & Certificate Preparation Work
• Standard 1099 Issuance & Tax Reporting, if necessary
• Legal Items & Correspondence

Payments
• Wires, per holder                                                                                                                                  $[●]
• Checks, per holder                                                                                                                       $[●]
    Subject to a $500 minimum per distribution

Special Services

* Special Tax Reporting                                         $3.00/account
* Programming fees                                                $250 per hour
* Attorney Review                                             Additional

Out of Pocket Expenses                                       Additional
Including Postage, Printing, Stationery, Overtime, Microfilming, Imprinting, etc.2

__________________________________
2 Typesetting vendors charge a rush premium if less than 48 hours is given. Printing vendors charge a rush premium if less than 5 business days are given.